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                                                                    EXHIBIT 11.1

                        SPLASH TECHNOLOGY HOLDINGS, INC.
                     COMPUTATION OF EARNINGS PER SHARE  (1)
                                  (Unaudited)
                     (in thousands, except share amounts)

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
                                                                                         THREE MONTHS
                                                                                             ENDED
                                                                                       DECEMBER 31, 1996
                                                                                       -----------------
Weighted average common shares
  outstanding for the period................................                             11,582,142

Common equivalent shares pursuant
  to Staff Accounting Bulletin No. 83 (2)...............

  Common equivalent shares deemed
     outstanding from options and warrants to acquire
     common stock deemed converted
     using Modified Treasury Stock Method...................         76,883

  Common equivalent shares outstanding
     from conversion of preferred stock.....................        151,402                 228,285
                                                                    -------

Dillutive Options...........................................                                259,790
                                                                                         ----------
Shares used in per share calculation........................                             12,070,217
                                                                                        ===========

Net income..................................................                            $     3,541
Cumulative dividends on preferred stock, net of.............                                     (4)
  redemption of preferred stock.............................                             ----------
Adjusted net income.........................................                            $     3,537
                                                                                        ===========

Net income per share........................................                                  $0.29
                                                                                        ===========
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(1)  This exhibit presents the primary and fully diluted computations of net loss per share.  There is no significant difference in the per-share amounts when applying either method.

(2) The number of common equivalent shares which were issued during the twelve months immediately preceeding the Company's initial public offering date pursuant to the grant of stock options (using the treasury stock method and proposed offering price) and the issuance of warrants and other common stock equivalents have been included in the calculation of common equivalent shares pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83.